EXHIBIT - 23

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 33-34206, 33-79676, 333-30491, 333-82191 and 333-85114) of our report dated February 26, 2003, with respect to the consolidated financial statements and schedule of PEMCO Aviation Group and Subsidiaries, as amended, included in this Form 10-K/A for the year ended December 31, 2002.

Our audit also included the financial statement schedule of PEMCO Aviation Group Inc. and Subsidiaries listed in Item 15(a)(2) for the year ended December 31, 2002. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit. The financial statements of PEMCO Aviation Group, Inc. and Subsidiaries as of December 31, 2001 and for the two years then ended, including the financial statement schedule listed in Item 15(a)(2), were audited by other auditors who have ceased operations. These auditors expressed an unqualified opinion on the financial statements and schedules in their reports dated March 1, 2002. In our opinion, the 2002 financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ Ernst & Young LLP

Birmingham, Alabama

July 2, 2003